FOR IMMEDIATE RELEASE:

ICONIX BRAND GROUP ANNOUNCES DEAL WITH CHEROKEE INC. TO
BUYOUT MOSSIMO FINDERS AGREEMENT

NEW YORK, April 27, 2006 – Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”), today announced that it has entered into a definitive agreement with Cherokee Inc. to buy out the Mossimo finders agreement for $33 million in cash payable upon Iconix closing on its previously announced agreement to acquire Mossimo Inc. As part of the agreement Cherokee Inc. will withdraw its offer to purchase Mossimo Inc.

The Mossimo Finders Agreement provides for Cherokee Inc. to receive 15% of all earned royalties received from Mossimo’s license with Target Stores in perpetuity in exchange for finding and brokering the license agreement.

Iconix Brand Group Inc. (Nasdaq: ICON - News) owns, licenses and markets a growing portfolio of consumer brands including CANDIE’S ®, BONGO ®, BADGLEY MISCHKA ®, JOE BOXER ® RAMPAGE ® and MUDD ®. The company’s brands touch every major segment of retail distribution from the luxury market to the mass market. Iconix, through its in-house advertising agency, advertises and markets its brands to continually drive greater consumer awareness and loyalty and licenses its brands to a network of leading retailers and manufacturers.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company’s acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company’s licensees’ dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company’s SEC filings. The words “believe”, “anticipate,” “expect”, “confident”, “project”, provide “guidance” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made.

Contact:	David Conn
Executive Vice President
Iconix Brand Group
212.730.0030
Joseph Teklits
Integrated Corporate Relations
203.682.8200